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                                  EXHIBIT 11

                     DH TECHNOLOGY, INC. AND SUBSIDIARIES
                     Computation of Net Income Per Share
                    (In thousands, except per share data)



                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                          --------------------
                                                           1995          1994
                                                          ------        ------
Primary and fully diluted:*

Average shares outstanding ...........................     5,162         5,122

Net effect of dilutive stock
 options and warrants based on
 the treasury stock method using
 average market price ................................       299           202
                                                          ------        ------

Average common and common
 equivalent shares outstanding .......................     5,461         5,324

Net income ...........................................    $2,365        $1,806

Per share (primary and fully diluted)
Net income per share .................................    $  .43        $  .34
                                                          ======        ======


* There is no significant difference between primary and fully diluted earnings per share.